SUB-ITEM 77Q(a) Amendment to Charter

                    ARTICLES OF AMENDMENT
                             OF
                  ARTICLES OF INCORPORATION
                             OF
            CREDIT SUISSE JAPAN GROWTH FUND, INC.

          Credit Suisse Japan Growth Fund, Inc. (the
"Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

          FIRST: Article II of the Charter of the Corporation is amended to read as follows:

                         "ARTICLE II

                            NAME

          The name of the corporation is Credit Suisse Japan
Equity Fund, Inc."

          SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-
605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

          THIRD: The above amendment to the Charter shall become effective upon filing with the Department of Assessments and Taxation.

          IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: May 16, 2003               /s/Hal Liebes
                                 Hal Liebes
                                 Vice President and Secretary
ATTEST:

/s/ Gregory N. Bressler
Gregory N. Bressler
Assistant Secretary